Exhibit 4.3

DLG LIQUIDITY FACILITY AGREEMENT

FACILITY AGREEMENT

Dated 28 May 2010

among members of the

SANTANDER UK PLC DEFINED LIQUIDITY GROUP

24.	Jurisdiction	20

Schedule 1 Utilisation Request		23

Schedule 2 Form of Accession Letter		24

Schedule 3 Form of Withdrawal Notice		25

2

THIS AGREEMENT is dated 28 May 2010 and made between:

(1)	SANTANDER UK PLC, a company registered in England and Wales with number 02294747 (“SanUK”);

(2)	ABBEY NATIONAL TREASURY SERVICES PLC, a company registered in England and Wales with number 02338548;

(3)	ALLIANCE & LEICESTER PLC, a company registered in England and Wales with number 03263713;

(4)	CATER ALLEN INTERNATIONAL LIMITED, a company registered in England and Wales with number 02572704; and

(5)	CATER ALLEN LIMITED, a company registered in England and Wales with number 00383032.

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 2 (Form of Accession Letter).

“Available Liquidity Sources” means, with respect to the Lender of a proposed Loan, those of the Lender’s liquidity resources that comprise cleared, immediately accessible funds or those of its assets, rights, facilities or other resources that it, using its best efforts, is capable of converting to cleared, immediately accessible funds such that they may be transferred to and received by the proposed Borrower on the proposed Utilisation Date in accordance with this Agreement, but excluding:

(a)	those of its liquidity resources that the Lender has calculated it is likely will be needed to meet its liabilities to entities other than those in the DLG falling due in the 24-hour period following receipt of the Utilisation Request from the Borrower to borrow the proposed Loan;

(b)	those of its liquidity resources that the Lender has already agreed to lend to members of the DLG other than the Borrower in the 24-hour period following receipt of the Utilisation Request from the Borrower to borrow the proposed Loan; and

(c)	such portion of its liquidity resources which, if lent, would cause the Lender to become balance sheet insolvent in the sense of section 123(2) of the Insolvency Act 1986.

“Borrower” means a Party when acting in its capacity as the borrower of a Loan under this Agreement.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and which is also:

(a)	in the case of a payment in any currency other than Sterling or euro, a day on which commercial banks and foreign exchange markets settle payments and are open for general business in the principal financial centre for that currency; and

(b)	in the case of a payment in euro, a TARGET Business Day.

“DLG” means the group from time to time comprising those members of the Santander UK plc Group whose liquidity the Financial Services Authority or its successor has permitted (or which the applicable UK regulation permits) to be managed on a group-wide basis pursuant to any regulation having effect in the UK which provides for the creation of a UK. defined liquidity group.

“Eligible Currency” means Sterling, US dollars, euro and such other currencies as are significant in the businesses of the members of the DLG.

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Group Representative” means SanUK or such other Party as all the Parties may by written agreement designate as the Group Representative, PROVIDED THAT, if a Group Representative Event occurs, then for as long as that Group Representative Event is continuing, any decision or determination which this Agreement provides shall or may be made by the Group Representative with respect to any Loan shall or may be made instead by the Lender of that Loan.

A “Group Representative Event” shall occur if:

(a)	an Insolvency Event occurs with respect to the Group Representative;

(b)	the Group Representative ceases to be a member of the DLG; or

(c)	the Group Representative ceases to be a Party or gives a Withdrawal Notice pursuant to Clause 13.3 (Withdrawal of a Party).

An “Insolvency Event” will occur with respect to a company if:

(a)	an order (including a bank insolvency order or bank administration order, as defined by section 94 and section 141 of the Banking Act 2009, respectively) is made, or an effective resolution passed, for the liquidation or winding up of that company; or

(2)	a receiver, administrator, trustee, bank liquidator, bank administrator, or other similar official shall be appointed in relation to the whole of that company.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Lender” means a Party when acting in its capacity as the lender of a Loan under this Agreement.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will apply only to the last Month of any period.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Santander UK plc Group” means SanUK and its subsidiaries (within the meaning of section 1159 of the Companies Act 2006).

“Specified Time” means noon (London time) on the proposed Utilisation Date.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” has the meaning given to it in Clause 10 (Tax gross-up).

“Unpaid Sum” means any sum due and payable but unpaid by a Borrower under this Agreement.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which a Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 1 (Utilisation Request) or in such other form as may be agreed between the Lender and Borrower of the proposed Loan.

“Withdrawal Date” has the meaning given to it in Clause 13.3 (Withdrawal of a Party).

“Withdrawal Notice” means a notice substantially in the form set out in Schedule 3 (Form of Withdrawal Notice).

“Withdrawing Party” has the meaning given to it in Clause 13.3 (Withdrawal of a Party).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	any agreement or instrument is a reference to that agreement or instrument as amended, novated, supplemented, extended or restated;

(ii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(iii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(iv)	a provision of law is a reference to that provision as amended or re-enacted; and

(v)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

1.3	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2

THE FACILITY

2.	The Facility

2.1	The Facility

Subject to the terms of this Agreement, each Party (acting in its capacity as a Lender) makes available to each other Party (acting in its capacity as a Borrower) a revolving loan facility.

2.2	Parties’ rights and obligations

(a)	The obligations of each Party under this Agreement are several. Failure by a Party to perform its obligations under this Agreement does not affect the obligations of any other Party under this Agreement. No Party is responsible for the obligations of any other Party under this Agreement.

(b)	The rights of each Party under or in connection with this Agreement are separate and independent rights and any debt arising under this Agreement to a Party from another Party shall be a separate and independent debt.

(c)	A Party may, except as otherwise stated in this Agreement, separately enforce its rights under this Agreement.

3.	Purpose

3.1	Purpose

Each Borrower may use all amounts borrowed by it under the Facility for general corporate purposes.

3.2	Liquidity and the DLG

Each Party recognises that:

(a)	The purpose of the Facility is to provide each Borrower with liquidity in a range of circumstances.

(b)	The Facility has been provided both to meet the funding needs of each Borrower and in connection with the modification of a regulatory requirement that would otherwise require each Borrower to be self-sufficient in terms of liquidity, which has enabled the DLG to fund itself on a more efficient basis.

(c)	The Facility may be utilised by a Borrower either on its own initiative or in response to a request or requirement from the FSA.

(d)	The circumstances in which the Facility may be used include those in which a Borrower is unable to access funding from other sources on normal market terms or at all. In such circumstances, damages will not be an adequate remedy for a Lender’s failure to advance a Loan to the Borrower under the Facility in breach of this Agreement.

(e)	The purposes of this Agreement include (i) the protection of consumers and (ii) wider market stability.

4.	Conditions of Utilisation

A Lender will be obliged to comply with Clause 5.3 (Advance of Loan) only if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Insolvency Event has occurred or would result from the proposed Loan in relation to the Lender or the Borrower;

(b)	the Lender and the Borrower are both members of the DLG;

(c)	the amount of the proposed Loan does not exceed the Lender’s Available Liquidity Sources; and

(d)	the Lender does not reasonably believe that, after making the proposed Loan, if made in full, it would:

(i)	be in breach of its capital resources requirement; or

(ii)	run a significant risk that it would not be able to pay its debts as they fall due,

except to the extent approved in advance by the FSA.

The Lender of a proposed Loan will notify the FSA promptly upon receipt of a Utilisation Request where paragraph (d) above applies.

SECTION 3

UTILISATION

5.	Utilisation

5.1	Delivery of a Utilisation Request

(a)	A Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time.

(b)	If a Utilisation Request is received after the Specified Time, the proposed Utilisation Date requested by that Utilisation Request shall be deemed to be the next following Business Day.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	if either of the Lender or the Borrower has given a Withdrawal Notice, the proposed Utilisation Date is a Business Day falling before the relevant Withdrawal Date;

(ii)	the currency of the Utilisation is an Eligible Currency; and

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Advance of Loan

If the conditions set out in this Agreement have been met, the relevant Lender shall advance each Loan to the relevant Borrower on the Utilisation Date. Such advance shall be made by the Lender to the Borrower as cash in cleared, immediately accessible funds by no later than:

(a)	the end of the Utilisation Date, if the Utilisation Request was received by the Lender before the Specified Time on the Utilisation Date; or

(b)	by noon (London time) on the Utilisation Date, if the Utilisation Request was received by the Lender before the Utilisation Date.

5.4	Failure to advance a Loan

If a Lender breaches Clause 5.3 (Advance of Loan), the remedies available to the Borrower include (without limitation) a claim to recover any damages arising from any impecuniosity of the Borrower resulting from the breach.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment

6.1	Repayment of Loans

Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

7.	Prepayment and Cancellation

7.1	Voluntary Prepayment of Loans

The Borrower to which a Loan has been made may, with the prior agreement of the Group Representative, prepay the whole or any part of a Loan.

7.2	Mandatory Prepayment of Loans

A Borrower shall prepay the whole of each Loan made to it on the first to occur of:

(a)	the date on which it ceases to be a member of the Santander UK plc Group; and

(b)	the date on which it ceases to be a Party.

7.3	Restrictions

(a)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to paragraph (b), without premium or penalty.

(b)	The amount of any prepayment shall be increased or, as the case may be, reduced by an amount in respect of breakage. The amount of any such breakage shall be determined by reference to market rates of interest and, if not agreed by the Borrower and Lender, shall be determined by the Group Representative acting in a commercially reasonable manner.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans except in the manner provided for in this Agreement.

SECTION 5

COSTS OF UTILISATION

8.	Interest

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum determined by the Group Representative (or, if a Group Representative Event has occurred, by the Lender) to be the rate per annum equal to the cost (without proof or evidence of any actual cost) to the Lender if it were to fund or of funding that Loan, based on:

(a)	the length of the Interest Period;

(b)	the currency of the Loan; and

(c)	the cost to members of the DLG of generating funds from sources other than the Santander UK plc Group.

In determining each interest rate, the Group Representative (or, as the case may be, the relevant Lender) shall act in good faith and in a commercially reasonable manner, so as not to inhibit use of the Facility.

8.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

8.3	Default interest

(a)	If a Borrower fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below is 1 per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Lender.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Group Representative shall provide each Party with the determination of such rates of interest as that Party may require in order to exercise its rights and perform its obligations under this Agreement.

9.	Interest Periods

9.1	Selection of Interest Periods

(a)	A Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 9 (Interest Periods), a Borrower may select an Interest Period for a Loan of such period as it may determine, provided that such period does not exceed twelve Months.

(c)	If either of the Lender or the Borrower has given a Withdrawal Notice, the Interest Period for a Loan shall not extend beyond the Withdrawal Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

9.2	Consultation as to duration of Interest Periods

In relation to its determination of the Interest Period for a Loan, the relevant Borrower shall:

(a)	consult with the Group Representative (unless a Group Representative Event has occurred);

(b)	have regard to the liquidity requirements of each Party and each other member of the Santander UK plc Group; and

(c)	have regard to the requirements of BIPRU 12.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

10.	Tax gross-up

(a)	All payments shall be made free and clear of and without deduction or withholding for any tax (a “Tax Deduction”) unless the relevant Borrower is required to withhold or deduct tax by law.

(b)	If a Tax Deduction is required by law, the relevant Borrower will pay to the relevant taxing authority the amount deducted or withheld and will supply to the relevant Lender within 30 days of such payment being made an official receipt or other evidence of such payment and will give all reasonable assistance not involving the payment of monies to enable the relevant Lender to recover the amount deducted or withheld as promptly as possible.

(c)	If any Tax Deduction is required by law to be made from any payment under or in connection with this Facility, the amount of any payment due from the relevant Borrower shall be increased to an amount which (after making any Tax Deduction) leaves the relevant Lender with an amount equal to the amount which would have been due if no Tax Deduction had been required to be made.

(d)	If a Borrower makes an increased payment under paragraph (c) and:

(i)	the relevant Lender is entitled to a credit against, relief or remission for, or repayment or any Tax attributable to that payment;

(ii)	the relevant Lender has obtained, utilised and retained that credit against, relief or remission for, or repayment of any Tax; and

(iii)	the relevant Lender’s Tax affairs for the period concerned have been finally settled,

the relevant Lender shall (to the extent that it can do so without prejudice to the amount of such credit, relief, remission or repayment) pay an amount to the relevant Borrower which that Lender determines (in its sole discretion) will leave it (after that payment) in the same after Tax position as it would have been in had the circumstances giving rise to the requirement that the relevant Borrower make an increased payment not arisen.

(e)	The relevant Lender agrees that where an increased amount is paid under paragraph (c), the relevant Lender will take reasonable efforts to obtain and/or utilise any credit, relief, remission or repayment in respect of Tax to which it is entitled, provided that nothing in this Clause shall oblige the relevant Lender to take any action which it judges (in its sole discretion) will have a detrimental effect on its overall Tax affairs or to disclose any information to any person regarding its Tax affairs or Tax computations.

11.	Currency Indemnities

(a)	If any sum due from a Party under this Agreement (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Party;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Party shall as an independent obligation, within three Business Days of demand, indemnify the Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Party waives any right it may have in any jurisdiction to pay any amount under this Agreement in a currency or currency unit other than that in which it is expressed to be payable.

SECTION 7

EVENT OF DEFAULT

12.	Event of Default

On and at any time after the occurrence of an Insolvency Event with respect to a Borrower, a Lender may by notice to that Borrower:

(a)	declare that all or part of the Loans which that Lender has made to that Borrower, together with accrued interest and all other amounts accrued or outstanding under this Agreement, be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(b)	declare that all or part of such Loans be payable on demand, whereupon they shall immediately become payable on demand by that Lender.

SECTION 8

CHANGES TO PARTIES

13.	Changes to the Parties

13.1	Assignments and transfer

No Party may assign any of its rights or transfer any of its rights or obligations under this Agreement without the consent of all the other Parties, provided that a Party may transfer its rights and obligations under this Agreement to another Party to which it is transferring all or substantially all of its assets, liabilities and business.

13.2	Additional Parties

Any other member of the DLG may, with the agreement of all the Parties, become a Party by executing a duly completed and executed Accession Letter which is also executed by all the Parties.

13.3	Withdrawal of a Party

(a)	A Party (“Withdrawing Party”) may cease to be a Party by delivering a Withdrawal Notice to each of the other Parties specifying the date (the “Withdrawal Date”) on which such withdrawal shall become effective, provided that such date shall be no earlier than the date falling six months after the date of the Withdrawal Notice.

(b)	On the Withdrawal Date set out in an effective Withdrawal Notice, the Withdrawing Party shall cease to be a Party and shall have no further rights or obligations under this Agreement (other than rights and obligations which accrued prior to such cessation), but, for the avoidance of doubt, the contractual relations between the other Parties under this Agreement will continue in force unaltered.

SECTION 9

ADMINISTRATION

14.	Group Representative

14.1	Delegation to Group Representative

(a)	Each Party may, if it so chooses, delegate to the Group Representative the power and authority to determine for the purposes of this Agreement:

(i)	the timing of any Loan that Party lends or borrows under the Facility;

(ii)	the terms on which that Party lends or borrows Loans under the Facility;

(iii)	the amount of each Loan it lends or borrows under the Facility;

(iv)	any amendment or adjustment to the terms of a Loan that Party has lent or borrowed; and

(v)	any prepayment (in whole or in part) of any Loan that Party has borrowed.

(b)	In the exercise by the Group Representative of any power delegated to it under paragraph (a) above, the Group Representative will have regard to the liquidity requirements of each Party and each other member of the Santander UK plc Group and the requirements of BIPRU 12.

(c)	No such delegation will preclude the subsequent exercise of any such power by the relevant Party itself. Any such delegation may be revoked by the relevant Party at any time.

(d)	Any delegation pursuant to paragraph (a) shall terminate upon the occurrence of a Group Representative Event.

(e)	On the date of this Agreement, each Party delegates to the Group Representative, pursuant to paragraph (a) above, the exercise of all the powers set out in paragraphs (a)(i) to (a)(v) above.

14.2	Eligible Currencies

Provided that no Group Representative Event has occurred which is continuing, any determination by the Group Representative (acting in a commercially reasonable manner) that a particular currency is or is not an Eligible Currency shall be conclusive.

15.	Payment mechanics

15.1	Payments

(a)	On each date on a Party is required to make a payment under this Agreement, that Party shall make the same available to the recipient for value on the due date in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the recipient specifies.

15.2	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

15.3	Currency of account

(a)	Subject to paragraphs (b) and (c) below, Sterling is the currency of account and payment for any sum due from a Party under this Agreement.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than Sterling shall be paid in that other currency.

15.4	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in this Agreement to, and any obligations arising under this Agreement in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Group Representative; and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Group Representative (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

16.	Set-Off

A Party (“Party A”) may set off any matured obligation due from another Party (“Party B”) under this Agreement (to the extent beneficially owned by Party A) against any matured obligation owed by Party A to Party B, regardless of the place of payment, booking branch or currency of either obligation.

17.	Notices

17.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax, letter or e-mail.

17.2	Addresses

The address, fax number and e-mail (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is

(a)	in the case of an original Party, that identified with its name below; and

(b)	in the case of a Party which accedes pursuant to an Accession Letter, that set out in the Accession Letter,

or any substitute address, fax number or e-mail address or department or officer as the Party may notify to the other Parties.

17.3	Delivery

Any communication or document made or delivered by one person to another under or in connection with this Agreement will be effective only:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of e-mail, when received in readable form; or

(c)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 17.2 (Addresses), if addressed to that department or officer.

18.	Day count convention

Any interest accruing under this Agreement will accrue from day to day and is calculated on the basis of the day count fraction which is customary for loan financing in the applicable currency.

19.	Partial Invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21.	Counterparts

This Agreement, and each letter, notice or document issued under it, may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy.

22.	Entire Agreement

(a)	This Agreement constitutes the whole and only agreement between the parties relating to the subject matter of this Agreement.

(b)	Each Party acknowledges that in entering into this Agreement it is not relying upon any pre contractual statement which is not set out in this Agreement.

(c)	Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre contractual statement except to the extent that it is repeated in this Agreement.

(d)	For the purposes of this Clause, “pre contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to this agreement becoming legally binding.

23.	Agreement to continue

This Agreement (whether in its original form or as varied) may not be terminated while being relied on for an intragroup liquidity modification to form a DLG.

SECTION 10

GOVERNING LAW AND ENFORCEMENT

24.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

25.	Jurisdiction

(a)	Subject to paragraph (c), the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 24 does not prevent a Borrower from taking proceedings against a Lender relating to a Dispute in the courts of the Lender’s country of incorporation or head office. To the extent allowed by law, a Borrower may take concurrent proceedings against a Lender in more than one jurisdiction.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

/s/ Scott Linsley

THE COMMON SEAL of SANTANDER UK PLC was affixed in the presence of:	) ) ) ) )	[SEAL]

Duly Authorised Sealing Officer

Address: 2 Triton Square, London,
NW1 3 AN
Fax: 02077565627			/s/ David Green
E-mail: scott.linsley@santander.com
Attention: Scott Linsley
EXECUTED by ABBEY NATIONAL TREASURY SERVICES PLC acting by a director in the presence of	) ) ) ) )

Director

/s/ Victoria Jones
Signature of Witness

Name VICTORIA JONES
Address 2 TRITON SQ, LONDON
Occupation Secretariat Assistant

Address: 2 Triton Square, London,
NW1 3AN

Fax: 02077565627			/s/ Scott Linsley
E-mail: scott.linsley@santander.com
Attention: Scott Linsley
THE COMMON SEAL of ALLIANCE & LEICESTER PLC was affixed in the presence of:	) ) ) ) )	[SEAL]

Duly Authorised Sealing Officer

Address: 2 Triton Square, London,
NW1 3AN

Fax: 02077565627

E-mail: scott.linsley@santander.com

Attention: Scott Linsley

EXECUTED by CATER ALLEN INTERNATIONAL LIMITED acting by a director in the presence of	)	/s/ David Green
)
)
)
)
Director

/s/ Victoria Jones
Signature of Witness

Name VICTORIA JONES
Address 2 TRITON SQ, LONDON
Occupation SECRETARIAT ASSISTANT

Address: 2 Triton Square, London,
NW1 3AN

Fax: 02077565627

E-mail: scott.linsley@santander.com		/s/ David Green
Attention: Scott Linsley

EXECUTED by CATER ALLEN LIMITED) acting by a director in the presence of)	) ) ) ) )

Director

/s/ Victoria Jones
Signature of Witness

Name VICTORIA JONES
Address 2 TRITON SQ, LONDON
Occupation SECRETARIAT ASSISTANT

Address: 2 Triton Square, London,
NW13 AN

Fax: 02077565627

E-mail: scott.linsley@santander.com

Attention: Scott Linsley

Schedule 1

Utilisation Request

From:	[Borrower]

To:	[Lender]

Dated:

Dear Sirs

DLG Liquidity Facility Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan.	[ ]

Amount:	[ ] or, if less, your Available Liquidity Sources

Interest Period:	[ ]

3.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[name of relevant Borrower]

Schedule 2

Form of Accession Letter

To:	Each Party to the Agreement

From:	[Proposed new Party]

Dated:

Dear Sirs

DLG Liquidity Facility Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Proposed new Party] agrees to become a Party and to be bound by the terms of the Agreement as a Party pursuant to Clause 13.2 (Additional Parties) of the Agreement.

3.	[Proposed new Party] administrative details are as follows:

Address:

Fax No:

E-mail:

Attention:

4.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

5.	Please indicate your agreement by signing where indicated below

Yours faithfully

authorised signatory for
[Proposed new Party]

We agree with the above:

[Signature of each Party]

Schedule 3

Form of Withdrawal Notice

To:	Each Party to the Agreement

From:	[Withdrawing Party]

Dated:

Dear Sirs

DLG Liquidity Facility Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is a Withdrawal Notice. Terms defined in the Agreement have the same meaning in this Withdrawal Notice unless given a different meaning in this Withdrawal Notice.

2.	Pursuant to Clause 13.3 (Withdrawal of a Party) of the Agreement, hereby give notice of our withdrawal from the Agreement.

3.	The Withdrawal Date is [insert date].

4.	This Withdrawal Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

Yours faithfully

authorised signatory for
[Withdrawing Party]